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ARTICLES OF INCORPORATION
OF
EAST RIVER CASH RESERVES, INC.

THIS IS TO CERTIFY:

FIRST. The undersigned, Faith Colish, Attorney-at-Law, 598 Madison Avenue, New York, New York, 10022 being at least 18 years of age does make and file these Articles of Incorporation in writing and does hereby certify as follows for the purposes of establishing a corporation for the transaction of the business and promotion and conduct of the objects and purposes hereinafter stated, under the provisions and subject to the requirements of the Maryland General Corporation Law.

SECOND. The name of the corporation is EAST RIVER CASH
RESERVES, INC. (hereinafter called the "Corporation").

THIRD. The purpose or purposes for which the Corporation is formed and the nature of the business or objects to be transacted, promoted or carried on by the Corporation are as follows:

A. To conduct, operate, and carry on the business of an investment company.

B. To subscribe for, invest in, purchase or otherwise acquire, to own, hold, sell, exchange, pledge or otherwise dispose of, debt securities of every nature and kind, including, without limitation, bonds, debentures, or obligations or evidences of indebtedness or ownership issued or created by any and all associations, trusts or corporations, public or private, whether created, established or organized under the laws of the United States, and of the States, or any territory or district or colony or possession thereof, including, without limitation, all types of securities and obligations issued by the United States Treasury and other agencies or instrumentalities of the United States Government, or under the laws of any foreign country, and also foreign and domestic government and municipal obligations, foreign and domestic bank certificates of deposit, bank acceptances, commercial paper and secured call loans; to pay for the same in cash or by the issue of stock, bonds or notes of this Corporation or otherwise; and while owning and holding any such securities, to exercise all the rights, powers and privileges of an owner, including the right to transfer and convey the said securities to one or more persons, firms, associations or corporations subject to voting trusts or other agreements placing in such persons voting or other powers in respect of said securities; to borrow money or otherwise




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obtain credit and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of this Corporation; and to have all the powers of a corporation under the applicable corporation laws, as in effect from time to time, of the State of Maryland.

C. To issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, shares of Common Stock of the Corporation, including shares of Common Stock of the Corporation in fractional denominations, and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of shares of Common Stock of the Corporation any funds or property of the Corporation whether capital or surplus or otherwise, to the full extent now or hereafter permitted by the laws of the State of Maryland.

D. To conduct its business, promote its purposes and carry on its operations in any and all of its branches and maintain offices both within and without the State of Maryland, in any States of the United States of America in the District of Colombia and in any other parts of the world.

E. To do all and everything necessary, suitable, convenient, or proper for the conduct, promotion, and attainment of any of the businesses and purposes herein specified or which at any time may be incidental thereto or may appear conducive to or expedient for the accomplishment of any of such businesses and purposes and which might be engaged in or carried on by a corporation incorporated or organized under the General Corporation Law, and to have and exercise all of the powers conferred by the laws of the State of Maryland upon corporations incorporated or organized under the General Corporation Law.

F. In these provisions, purposes shall also be construed as powers, and powers shall also be construed as purposes, and the enumeration of specific purposes or powers shall not be construed to limit other statements of purposes or powers or those purposes or powers which this Corporation may otherwise have under applicable law, all of the same being separate and cumulative; and all of the same may be carried on, promoted and pursued, transacted or exercised in any place whatsoever.

The foregoing objects and purposes shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation now or hereinafter conferred by the laws of the State of Maryland, nor shall the expression of one thing be deemed to exclude another, though it be of like nature, not expressed.


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FOURTH. The Corporation's principal office in the State of Maryland is located at 25 South Charles Street, in the City of Baltimore. The name and address of this Corporation's resident agent is the Corporation Trust Incorporated, 25 South Charles Street, Baltimore, Maryland.

FIFTH. A. The total number of shares of capital stock which the Corporation is authorized to issue is 1,000,000,000, shares of Common Stock of the par value of $ .01 per share and the aggregate par value of $10,000,000.

B. The Corporation may issue shares of its Common Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of Common Stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation.

C. All shares of the Common Stock of the Corporation now or hereafter authorized shall be "subject to redemption" and "redeemable", in the sense used in the General Corporation Law authorizing the formation of corporations, at the redemption or purchase price for any such shares, determined in the manner set out in these Articles of Incorporation or in any amendment thereto; provided, however, that the Corporation shall have the right, at its option, to refuse to redeem the shares of stock at less than the par value thereof. In the absence of any specification as to the purpose for which shares of the Common Stock of the Corporation are redeemed, shares so redeemed shall be deemed to be "purchased for retirement" in the sense contemplated by the laws of the State of Maryland and the number of the authorized shares of the Common Stock of the Corporation shall not be reduced by the number of any shares repurchased by it.

SIXTH. There shall be not less than three directors and not more than 11 directors, provided, however, that until the Corporation shall have not more than one shareholder, it shall have only one director. The name of the individual who shall act as director until the first annual meeting of stockholders or until his successor is duly chosen and qualified shall be Michael M. Senft.

SEVENTH. Any determination made in good faith and, so far as accounting matters are involved, in accordance with generally accepted accounting principles, by or pursuant to the direction of the Board of



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Directors, as to: the amount of the assets, debts, obligations, or liabilities of the Corporation; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating such reserves or charges; the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged); the price or closing bid or asked price of any investment owned or held by the corporation; the market value of any investment or fair value of any other asset of the Corporation; the number of shares of the Corporation outstanding; the estimated expense to the Corporation in connection with purchases of its shares; the ability to liquidate investments in orderly fashion; the extent to which it is practicable to deliver a cross-section of the portfolio of the Corporation in payment for any such shares, or as to any other matters relating to the issue, sale, purchase and/or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

EIGHTH. The Corporation shall have perpetual existence.

NINTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

TENTH. No preemptive rights shall accrue to any stockholder of the Corporation or to any holder of other securities issued by the Corporation.

ELEVENTH. The following additional provisions not inconsistent with law are hereby established for the purpose of defining, limiting and regulating the powers of the Corporation and of its directors and stockholders:

A. The Board of Directors may, at any time and from time to time, contract for investment advisory services, management services, distribution services, or administrative services with such person, association, corporation or firm as the Board of Directors may deem desirable, every such contract to comply with such requirements and restrictions as may be set forth in the By-Laws of this Corporation as from time to time amended; and any such contract may contain such other terms interpretative of or in addition to said requirements and restrictions as the Board of Directors may determine. The fact that any or any of the directors and officers of this Corporation are also shareholders partners, directors, officers or affiliates



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of the other party to any such contract or may be shareholders, trustees, directors, officers, partners or affiliates of some other corporation, firm or association with which such an investment advisory contract, management contract, distributor's contract, or administrative services contract may hereafter be made, shall not affect the validity of any such contract or disqualify any officer or director of this Corporation from voting upon or executing the same or create any liability or accountability based on adverse interest in connection with any such contract, provided that any such interest be disclosed to the directors prior to their action thereon.

B. Whenever, under the Maryland General Corporation Law, in the absence of an express provision herein to the contrary, action by the Corporation would require authorization by vote of more than a simple majority of the shares entitled to vote thereon, such action may be authorized or taken by the concurrence of a majority of the votes entitled to vote thereon, and when so authorized or taken such action shall be valid and effective. Nothing herein shall be construed to require a greater number of votes than would otherwise be required by laws applicable to the Corporation for the authorization of any action by the Corporation.

C. The Board of Directors may alter, amend or repeal the By-Laws of this Corporation except with respect to any provision thereof which by law, by these Articles of Incorporation or by the By-Laws requires action by the stockholders.

D. Assets of this Corporation may be held by or deposited with a bank or trust company or other organization as custodian, pursuant to such requirements as may be prescribed from time to time by the By-Laws of this Corporation and by the Board of Directors pursuant to said By-Laws.

E. Any authorized but unissued stock, as well as any treasury stock, may be sold for cash or for securities from time to time, by authority of the Board of Directors, without first being offered to the existing stockholders, at a price to net the Corporation not less than its net asset value determined as hereinafter provided or its par value, whichever is higher. Anything herein to the contrary notwithstanding, any part of the shares from time to time authorized may (subject to any votes of the stockholders determining the terms and manner of disposition of any such additional shares) from time to time be issued to and among the stockholders by way of a stock dividend for such cash or property in the possession of the Corporation as surplus as the Board of Directors may determine, or may from time to time be issued and disposed of through an offering to stockholders in proportion to their holdings for cash at not less than the net asset value; provided that


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no shares shall be so issued to stockholders for cash in an amount less than the par value of such shares, and no shares shall be issued as a stock dividend except to the extent of cash or property in the possession of the Corporation as surplus not less in value than the par value of the shares so to be issued.

F. The Board of Directors or any officer or officers or agent or agents of this Corporation designated from to time for this purpose by the Board shall determine the value of all the assets of this Corporation at such times as the Board of Directors shall designate, and the value of such assets so determined, less total liabilities of this Corporation (exclusive of capital stock and surplus) divided by the number of shares outstanding shall be the net asset value of a share until a new asset value is determined by the Board or such officers or agents. In determining for the purposes of these Articles of Incorporation the total value of the assets of the Corporation at any time, investments and any other assets of the Corporation shall be valued in such a manner as may be determined from time to time by the Board of Directors.

G. The Corporation shall redeem such of its shares as are offered by a stockholder for redemption, upon presentation of a duly executed written request, together with the certificate, if any, for the shares, duly endorsed, with a proper signature guarantee, at the principal offices of the Corporation, or of any agent appointed for such purpose by the Corporation, at a price equal to the net asset value next determined and in accordance with these Articles of Incorporation and applicable laws, rules and regulations. Such redemptions shall be subject to any applicable laws, rules and regulations and to any procedures described in the then current prospectus of the Corporation (if any) and any applicable rules, not inconsistent herewith, established by the Board of Directors of the Corporation. The right of redemption may be suspended or the payment date postponed: (1) for any period (a) during which the New York Stock Exchange is closed for other than customary weekend and holiday closings, or (b) during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists as a result of which (a) the disposal by the Corporation of investments owned by it is not reasonably practicable, or (b) it is not reasonably practicable for the Corporation fairly to determine the value of its net assets or (3) as determined by the Securities and Exchange Commission; (4) for any period when an emergency as defined by the rules of the Commission exists; or (5) during any period when the Commission has, by order, permitted such suspension. In case of a suspension of the right of redemption, the stockholder may withdraw his request, and his certificate, if any, from



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deposit, or he will receive payment of the net asset value determined next after the suspension has been terminated. Payments for such shares purchased or redeemed shall be made in cash within seven days after receipt of the duly executed written request, together with the certificate, if any, for shares, duly endorsed, with a proper signature guarantee.

H. Upon the following terms and conditions, the Corporation reserves the right at any time or from time to time to redeem any shares of the capital stock of the Corporation held in any shareholder account having an aggregate net asset value of less than $500.00. Upon the exercise of such redemption right, the Corporation shall mail to each such shareholder at his address as it appears in the stock books of the Corporation a written notice of redemption, which notice shall specify a date at least thirty days after the date of such mailing upon which such redemption shall be effective and shall set forth the other terms and conditions of such redemption. All shares of such shareholder shall be redeemed on the effective date at their net asset value on such date; provided, however, that if prior to such effective date such account shall be increased so that it has an aggregate net asset value of at least $500 and if such increase shall continue through the effective date, then such notice of redemption shall be null and void and all such shares shall be and remain outstanding and in full force and effect, subject to redemption by the Corporation upon notice as herein provided if the aggregate net asset value of such account shall at any time thereafter fall below $500.

TWELFTH. Meetings of stockholders may be held outside the State of Maryland, at such place as is provided in, or fixed by the Board of Directors pursuant to, the By-Laws. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation this 15th day of June, 1981, and acknowledge the same to be my act.

/s/ Faith Colish, Sole Incorporator